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                                                                    EXHIBIT 99.1


LETTER OF INTENT

[Letterhead of Linamar Corporation]
287 Speedvale Avenue West
Guelph, Ontario
Canada N1H 1C5

                                  CONFIDENTIAL

March 26, 2003

McLaren Performance Technologies, Inc.
32233 West Eight Mile Road

Livonia, Michigan 48152

Letter of Intent to Acquire all Issued and Outstanding Shares of McLaren Performance Technologies, Inc.

Gentlemen:

This letter of intent ("Letter of Intent") will confirm our preliminary agreement in principle with respect to the acquisition of all of the issued and outstanding shares of capital stock of McLaren Performance Technologies, Inc., a Delaware corporation ("McLaren"), by Linamar Corporation, an Ontario corporation ("Linamar").

1. Merger. The acquisition of McLaren will be consummated through a merger of a Delaware corporation to be formed and wholly-owned by Linamar ("Linamar Sub"), with and into McLaren, with McLaren to be the surviving corporation and a wholly-owned subsidiary of Linamar (the "Merger").

2. Merger Consideration. In the Merger, each share of McLaren common stock, par value $.00001 per share (the "McLaren Common Stock"), outstanding as of the closing of the Merger, will be converted into the right to receive either (i) US$1.03 in cash (the "Fixed Amount"), or (ii) 0.1666 Linamar common shares, provided that the number of Linamar common shares issued to any one stockholder shall be round down to the nearest whole share.

   If, after the date hereof and prior the date of the closing of the Merger, McLaren is able to reduce its outstanding indebtedness for borrowed money by an amount which exceeds value of any payments (in cash or other consideration) in respect thereof, then the Fixed Amount shall be increased by an amount equal to the quotient of (i) the amount of such excess, divided by (ii) the number of issued and outstanding shares of McLaren Common Stock on a fully diluted basis, rounding down to the nearest whole cent; provided, however, that in no case will the Fixed Amount exceed US$1.10.

3. Treatment of Options. In the Merger, each outstanding vested and unvested option to acquire McLaren Common Stock would be immediately vested, cancelled, and converted in the right to receive an amount in cash equal to the product of
(i) the excess, if any, of the Fixed Amount over the per share exercise price thereof, times (ii) the number of shares of McLaren Common Stock subject thereto.

4. Merger Agreement and Voting Agreement. Upon execution of this Letter of Intent, counsel to Linamar will commence the drafting of an Agreement and Plan of Merger (the "Merger Agreement") among Linamar, Linamar Sub and McLaren, and the parties will promptly negotiate, in good faith, the terms thereof. The Merger Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this Letter of Intent, customary break-up fees and purchaser protections, customary representations, warranties, indemnities, covenants and agreements of Linamar and McLaren, customary conditions to closing and other customary matters. In addition, counsel to Linamar will commence the drafting of a voting

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agreement (the "Voting Agreement"), pursuant to which each of the officers, directors, and 5% or greater holders of McLaren Common Stock and their affiliates, would (i) irrevocably agree to vote (A) for the approval of the Merger Agreement and Merger at the McLaren stockholder meeting, and (B) against any alternative transaction, (ii) grant Linamar an irrevocable proxy to vote such stockholder's shares in connection with the matters in clause (i) above, and (iii) agree to sell their shares to Linamar for the Fixed Amount.

5. Purchase Investigation. Linamar will promptly begin and diligently pursue an investigation of the legal, business, environmental and financial condition of McLaren. McLaren will extend its full cooperation to Linamar and its lawyers, accountants and other representatives in connection with such investigation. Linamar, its lawyers, accountants and other representatives shall have full access to McLaren's books and records, facilities, accountants, key employees, customers, and suppliers for the purpose of conducting such investigation.

6. Conditions Precedent. The obligation of the parties to consummate the Merger shall be subject to and contingent upon:

A. Linamar's complete satisfaction with its due diligence investigation of McLaren prior to entering into the Merger Agreement.
B. The approval of the Merger and the Merger Agreement by the boards of directors of McLaren and Linamar
C. The due execution and delivery of the Merger Agreement by McLaren, Linamar, and Linamar Sub.
D. The due execution and delivery of the Voting Agreement.
E. The scheduling of a special meeting of the McLaren stockholders as soon as practical after execution of the Merger Agreement, and the recommendation by the McLaren board of directors that the McLaren stockholders vote in favor of the Merger and the Merger Agreement at such stockholder meeting.
F. The filing of a joint proxy statement/prospectus on Form S-4 and the approval thereof by the US Securities and Exchange Commission.
G. The approval of the Merger by a majority of McLaren's stockholders.
H. The absence of any material adverse effects (as defined in the Merger Agreement).
I. The truth and accuracy of the representations and warranties in the Merger Agreement as of the date of the Merger.
J. The renegotiation of the terms of certain McLaren indebtedness on terms reasonably satisfactory to Linamar.
K. The business of McLaren shall have been conducted in the ordinary course after the date hereof, with no material assets having been acquired or disposed of, no employment or other long term commitments having been entered into, no dividends having been paid or declared, and no amendment of its certificate of incorporation or bylaws having been approved or adopted.
L. All required consents and approvals of third parties (including, but not limited to, creditors) and government agencies shall have been obtained.
M. The compliance with all applicable federal and state securities laws.
N. The delivery of a legal opinion of McLaren's counsel in a form which is customary in similar transactions.
O. The resignation of all McLaren directors.
P. The execution and delivery of Employment Agreements and/or Non-Compete Agreements by certain key employees of McLaren.

7. Conduct of Business. Pending execution of the Merger Agreement, McLaren shall conduct its business in accordance with the ordinary course of business and shall use its best efforts to maintain its business and assets. Except as set forth herein, McLaren will not (i) issue or agree to issue any additional shares of McLaren Common Stock or of any other voting security or any rights to acquire any such additional McLaren Common Stock or voting security, except for shares issuable upon the exercise of previously granted employee stock options, if any, and (ii) authorize or consummate any dividends or distributions of its assets to its shareholders, any consolidation, merger, sale of its assets other than in the ordinary course of business, or purchase of all or substantially all of the assets of any entity, any amendment to its certificate of incorporation or bylaws, or any other extraordinary corporate transaction

8. Public Announcements. Subject to applicable law, neither party hereto shall make any public announcement relating to this transaction until the signing of the Merger Agreement, and any announcements made thereafter will be mutually agreed upon and jointly made by the parties.

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9. Filings and Applications. Each party shall cooperate fully with the other party in furnishing any necessary information required in connection with (i) the preparation, distribution and filing with the Securities and Exchange Commission ("SEC"), in each case, if necessary, of a proxy statement, an information statement, and any other filing or document required by the SEC, and
(ii) the preparation, distribution and filing of any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction, including the United States and Canada.

10. Brokers. Neither Linamar, McLaren, nor any of their officers, directors, employees or stockholders has retained or used, and none of them will retain or use, the services of any broker, finder or investment banker which would result in the imposition of a fee or any other compensation of any kind to any third-parties in connection with the Merger, other than the fees in the amount of up to $35,000 owed by McLaren to J.D. Buhr & Company, LLC. Each party agrees to indemnify the other for any fees for which the other becomes responsible as a result of a breach of this paragraph 10.

11. Responsibility and Costs. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental and other third party approvals prior to closing of the Merger.

12. Exclusivity. In consideration of Linamar's undertaking the costs and expenses of conducting due diligence and continuing negotiations, McLaren agrees that for a period of 90 days after the date hereof, it shall not consider, seek or solicit, negotiate with, or engage anyone to seek, solicit, or negotiate on behalf of McLaren or its stockholders, or provide or cause to be provided information to, any third party in connection with any proposal or offer with respect to the acquisition of McLaren, or all or substantially all of its assets. In addition, without the prior written consent of Linamar, McLaren will not disclose to any person either the fact that discussions or negotiations are taking place concerning a possible Merger between the parties or any of the terms, conditions or other facts with respect to any such possible Merger, including the status thereof. McLaren shall make all of its directors, officers, employees, affiliates, brokers, agents, advisors and representatives aware of the terms of this paragraph 12 and shall cause them to comply herewith, and shall be liable for any breach hereof by any of them.

13. Governing Law/Jurisdiction. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such State's principles of conflicts of law. The parties consent to the jurisdiction of the courts of the United States and New York located in such state for the resolution of any dispute relating to this Letter of Intent.

14. Absence of Enforceable Agreement. Except for the provisions of paragraph 5 (second and third sentence) and paragraphs 7 through 14 (inclusive), which are intended to be binding, this Letter of Intent is not intended to be, and does not constitute, a binding or enforceable agreement, but is merely a general statement of intent which sets forth the general basis for the negotiation and preparation of the Merger Agreement and related documents. Except for the aforementioned provisions, no legal or equitable duties, responsibilities or rights are created hereby, and each party covenants not to institute or participate in any proceeding seeking to establish a contrary position.

15. Third Parties. This Letter of Intent is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

If the foregoing represents your understanding of the terms of our preliminary agreement, please sign this Letter of Intent on the below-designated line and return a copy to the undersigned no later than 5:00 p.m. (Eastern time) on March 27, 2003.

LINAMAR CORPORATION




By: /s/ Linda Hasenfratz
---------------------------------
   Name:  Linda Hasenfratz
   Title: Chief Executive Officer

Accepted and Agreed as of the date first set forth above.

McLAREN PERFORMANCE TECHNOLOGIES, INC.


By: /s/ Wiley McCoy
---------------------------------
   Name:  Wiley McCoy
   Title: Chief Executive Officer